1. Name and Address of Reporting Person
   Wardeberg, George E.
   770 North Water Street
   Milwaukee, WI 53202
   USA
2. Issuer Name and Ticker or Trading Symbol
   M&I Corp-Forms (MI)
3. IRS or Social Security Number of Reporting Person (Voluntary)
4. Statement for Month/Day/Year
   01/03/2003
5. If Amendment, Date of Original (Month/Day/Year)
   12/23/2002
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director                   ( ) 10% Owner
   ( ) Officer (give title below) ( ) Other (specify below)
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

TABLE I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
+------------------------------+----------+----------+---------+--------------------------+--------------+-----------+------------+
|1. Title of Security          |2. Trans- |2A.Execu- |3. Trans-|4. Securities Acquired (A)|5. Amount of  |6. Owner-  |7. Nature   |
|                              |   action |   action |   action|   or Disposed of (D)     |Securities    |   ship    |   of In-   |
|                              |   Date   |   Date   |   Code  |                          |Beneficially  |   Form:   |   direct   |
|                              |          |          |         |                          |Owned         |   Direct  |   Bene-    |
|                              |  (Month/ |  (Month/ |         |                          |Following     |   (D) or  |   ficial   |
|                              |   Day/   |   Day/   +-----+---+-----------+---+----------+Reported      |   Indirect|   Owner-   |
|                              |   Year)  |   Year)  |Code |V  |Amount     |A/D|Price     |Transaction(s)|   (I)     |   ship     |
+------------------------------+----------+----------+-----+---+-----------+---+----------+--------------+-----------+------------+

TABLE II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
+----------+--------+-------+-------+---------+----------+---------------------+----------------+----------+--------+-------+------+
|1.        |2.      |3.     |3A.    |4.       |5.        |6.                   |7.              |8.        |9.      |10.    |11.   |
|          |        |       |       |         |          |                     |                |          |Number  |       |      |
|          |        |       |       |         |          |                     |                |          |of      |Owner- |      |
|          |        |       |       |         |          |                     |                |          |Deriv-  |ship   |      |
|          |        |       |       |         |          |                     |                |          |ative   |Form   |      |
|          |        |       |       |         |          |                     |                |          |Secur-  |of     |      |
|          |        |       |       |         |Number of |                     |                |          |ities   |Deriv- |      |
|          |        |       |       |         |Derivative|                     |Title and Amount|          |Benefi- |ative  |Nature|
|          |        |       |Deemed |         |Securities|                     |of Underlying   |          |cially  |Secur- |of    |
|          |        |       |Execu- |         |Acquired  |                     |Securities      |          |Owned   |ity:   |In-   |
|          |Conver- |Trans- |tion   |         |(A) or    |                     |(Instr. 3 and 4)|          |Follow- |Direct |direct|
|          |sion or |action |Date,  |         |Disposed  |Date Exercisable     +-------+--------+          |ing Re- |(D) or |Bene- |
|          |Exercise|Date   |if any |Transac- |of (D)    |and Expiration Date  |       |Amount  |          |ported  |In-    |ficial|
|Title of  |Price of|       |       |tion Code|(Inst. 3, |(Month/Day/Year)     |       |or      |Price of  |Trans-  |direct |Owner-|
|Derivative|Deriv-  |(Month/|(Month/|(Inst.8) |4 and 5)  +----------+----------+       |Number  |Derivative|action  |(I)    |ship  |
|Security  |ative   | Day/  | Day/  +------+--+-----+----+Date Exer-|Expira-   |       |of      |Security  |(s)     |(Inst. |(Inst.|
|(Inst. 3) |Security|Year)  |Year)  |Code  |V |(A)  |(D) |cisable   |tion Date |Title  |Shares  |(Inst.5)  |(Inst.4)|4)     |4)    |
+----------+--------+-------+-------+------+--+-----+----+----------+----------+-------+--------+----------+--------+-------+------+
Stock       $33.50                                        04/27/1999 04/27/2008 Common  0                   0 (1)     D
Option                                                                          Stock
Stock       $25.23                                        04/24/2001 04/24/2011 Common  15000               15000 (1)
Option                                                                          Stock

Explanation of Responses:
1. This amendment is being filed to correct the end period holdings. The original Form 4 erroneously reported two transactions.

SIGNATURE OF REPORTING PERSON
/s/ Ryan E. Daniels

By: Ryan E. Daniels, Attorney-in-fact

Wardeberg, George E.
770 North Water Street
Milwaukee, WI 53202
Marshall & Ilsley Corporation (MI)

DATE
01/03/2003